Exhibit 99.1

PRESS RELEASE

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Public Relations, Inc.
	Lori Jones	Geoff High
	Chief Financial Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS REPORTS THIRD QUARTER

AND NINE MONTH RESULTS

SAN ANTONIO, Texas – August 20, 2004 _ Analytical Surveys, Inc. (ASI) (Nasdaq SmallCap: ANLT), a leading provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced financial results for its third fiscal quarter and nine months ended June 30, 2004.

Third quarter revenue was $3,340,000 versus $3,753,000 in the third fiscal quarter of 2003. Net earnings available to common shareholders totaled $1,250,000, or $0.67 per diluted share, compared with a net loss of $232,000, or $0.28 per diluted share, for the third quarter last year. The Company reported a third quarter loss from operations of $115,000 compared with a loss from operations of $444,000 for the comparable quarter last year. Net income was favorably impacted by a $1,475,000 gain on the early redemption of preferred stock in the third fiscal quarter of 2004.

Revenue for the nine months ended June 30, 2004, totaled $9,569,000 compared with $11,710,000 for the comparable period in 2003. Net loss available to common shareholders was $953,000, or $0.99 per diluted share, versus a net loss available to common shareholders of $2,262,000, or $2.75 per diluted share, for the same period in 2003. Loss from operations for the nine-month period totaled $1,892,000 as compared with $1,664,000 million for the nine-month period in 2003.

Management attributed the decline in year-to-date revenue to a lower number of active contracts. The Company ended the third quarter with an order backlog of $7.7 million versus $7.9 million at the end of fiscal 2003.

“Our recent redemption of preferred stock was a key development in our efforts to strengthen our balance sheet and position the Company for future success,” said CEO Wayne Fuquay. “During the third quarter, we took several steps to both streamline operations and capitalize on new business opportunities. Subsequent to the end of the quarter, we announced important new contract wins with both Michigan Consolidated Gas Company and the Puerto Rico Electric Power Authority.”

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company’s strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company’s actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business—”risk factors” and elsewhere in the Company’s Annual Report on Form 10-K/A.

(Financial tables follow)

ANALYTICAL SURVEYS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2004	September 30, 2003
	(Unaudited)
ASSETS
Current assets:
Cash	$982	$1,952
Accounts receivable, net of allowance for doubtful accounts of $100 at June 30, 2004 and September 30, 2003	4,009	3,029
Revenue earned in excess of billings	3,496	6,112
Prepaid expenses and other	187	166

Total current assets	8,674	11,259

Equipment and leasehold improvements, at cost:
Equipment	4,770	4,896
Furniture and fixtures	484	484
Leasehold improvement	267	267

	5,521	5,647
Less accumulated depreciation and amortization	(5,217)	(5,126)

Net equipment and leasehold improvements	304	521

Total assets	$8,978	$11,780

(more)

ANALYTICAL SURVEYS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2004	September 30, 2003
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$72	$74
Billings in excess of revenue earned	537	162
Accounts payable	1,101	2,504
Accrued liabilities	952	647
Accrued interest – related party	56	150
Redeemable preferred stock – current portion	129	—
Accrued payroll and related benefits	936	958
Fair value of derivative features – related party	119	207

Total current liabilities	3,902	4,702

Long-term debt:
Notes payable, less current portion	—	53
Long-term debt – related party	1,581	1,832
Redeemable preferred stock; no par value. Authorized 2,500 shares; 259 and 1,600 shares issued and outstanding at June 30 and September 30, respectively, (liquidation value $362 and $1,600 respectively, less current portion)	170	1,450

Total long-term debt	1,751	3,335

Total liabilities	5,653	8,037

Stockholders’ equity:
Common stock; no par value. Authorized 10,000 shares; 1,089 and 824 shares issued and outstanding at June 30 and September 30, respectively	33,374	32,839
Accumulated deficit	(30,049)	(29,096)

Total stockholders’ equity	3,325	3,743

Total liabilities and stockholders’ equity	$8,978	$11,780

(more)

ANALYTICAL SURVEYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003
		(As restated)		(As restated)
Revenues	$3,340	$3,753	$9,569	$11,710

Costs and expenses
Salaries, wages and related benefits	1,444	2,112	4,840	7,110
Subcontractor costs	975	1,049	3,053	2,123
Other general and administrative	948	923	3,188	3,446
Depreciation and amortization	61	113	216	388
Severance and related costs	27	—	164	307

	3,455	4,197	11,461	13,374

Loss from operations	(115)	(444)	(1,892)	(1,664)

Other income (expense)
Interest expense, net	(185)	(56)	(615)	(172)
Other	75	428	79	142
Gain on early extinguishment of debt	1,475	—	1,475	—

	1,365	372	939	(30)

Earnings (loss) before income taxes	1,250	(72)	(953)	(1,694)
Income tax benefit	—	14	—	—

Net earnings (loss)	1,250	(58)	(953)	(1,694)

Accretion of discount and dividends on preferred shares	—	(174)	—	(568)

Net earnings (loss) available to common shareholders	$1,250	$(232)	$(953)	$(2,262)

Basic earnings (loss) per common share: available to common shareholders	$1.15	$(0.28)	$(0.99)	$(2.75)

Diluted earnings (loss) per common share: available to common shareholders	$0.67	$(0.28)	$(0.99)	$(2.75)

Weighted average common shares:
Basic	1,088	824	964	824
Diluted	1,858	824	964	824

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